Flexsteel Industries, Inc. Reports Strong Fiscal First Quarter 2026 Results

Dubuque, Iowa – October 20, 2025 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported first quarter fiscal 2026 results.

Key Results for the First Quarter Ended September 30, 2025

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Net sales for the quarter of $110.4 million compared to $104.0 million in the prior year quarter, an increase of 6.2%.
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GAAP operating income of $9.0 million or 8.1% of net sales for the first quarter compared to $6.0 million or 5.8% of net sales in the prior year quarter.
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GAAP net income per diluted share of $1.31 for the current quarter compared to net income per diluted share of $0.74 in the prior year quarter.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“We delivered strong results in the quarter, and I’m pleased with our continued growth momentum and margin expansion,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “Despite choppy consumer demand and a challenging macroeconomic environment, the strength of our product offerings and continued investments in innovation and marketing are propelling our consistent growth and enabled a 6.2% sales increase in the quarter, which represents our eighth consecutive quarter of year-over-year growth. Our multi-pronged growth strategy is working well as we realized growth in the quarter from both our core market initiatives, driven largely by new products, and our new/expanded market efforts where we are ramping sales in both the casegoods and health and wellness product categories. Our revenue growth coupled with disciplined product portfolio management and operational cost savings are leading our continued margin expansion as we delivered a strong operating margin of 8.1% in the quarter, which represents our tenth consecutive quarter of year-over-year improvement and a 230 basis point increase compared to the prior year.”

Mr. Schmidt continues, “While we are executing well in a difficult environment, and I remain optimistic about the fundamental drivers of long-term industry growth, we continue to face significant risks and headwinds in the near term. Many of our retail partners noted that consumer traffic and sales were especially uneven during the recent quarter, suggesting that consumer confidence remains fragile given growing concerns about inflation and employment growth. Additionally, tariffs persist as a major risk to both demand and margins. While we gained additional clarity on reciprocal tariff changes in August, and we subsequently took action to mitigate the adverse impact of those tariffs, on September 29th the White House issued a proclamation establishing section 232 tariffs on imported timber, lumber, and their derivative products, including upholstered furniture. The new section 232 tariffs superseded the prior reciprocal tariffs and put a 25% tariff on imported upholstered furniture effective

October 14th, which will subsequently increase to 30% effective January 1, 2026. We anticipate the tariff change to result in broad price increases for furniture and be highly disruptive to both consumer demand and industry margins in the short term. As we’ve demonstrated in the past, our company is agile and ready to respond to major shifts in market dynamics while remaining steadfast in our execution of our growth strategies and key investments to continue gaining market share.”

Mr. Schmidt concludes, “While tariff changes are projected to have a material impact on our sales and profitability short-term, our company is financially strong and well-positioned to navigate these near-term challenges while continuing to strengthen our competitiveness and drive long-term profitable growth and shareholder value."

Operating Results for the first Quarter Ended September 30, 2025

Net sales were $110.4 million for the first quarter compared to net sales of $104.0 million in the prior year quarter, an increase of $6.4 million, or 6.2%. The increase was driven by our sourced soft seating products, partially offset by lower unit volume in our made-to-order soft seating products and homestyles branded ready-to-assemble category.

Gross margin for the quarter ended September 30, 2025, was 23.5%, compared to 21.5% for the prior-year quarter, an increase of 200 basis points (“bps”). The 200-bps increase was primarily driven by sales leverage, and favorable foreign currency translation of our peso denominated assets in Mexico in the current quarter versus unfavorable foreign currency translation the prior year quarter.

Selling, general and administrative (SG&A) expenses decreased to 15.4% of net sales in the first quarter of fiscal 2026 compared with 15.7% of net sales in the prior year quarter. The decrease was mainly due to leverage on higher sales, partially offset by investments in growth initiatives.

Operating income for the quarter ended September 30, 2025, was $9.0 million compared to $6.0 million in the prior year quarter.

The Company reported income tax expense of $2.1 million, or an effective rate of 21.9%, during the first quarter compared to tax expense of $1.9 million, or an effective rate of 31.0%, in the prior year quarter.

The Company reported net income of $7.3 million, or $1.31 per diluted share, for the quarter ended September 30, 2025, compared to net income of $4.1 million, or $0.74 per diluted share, in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $38.6 million, and working capital (current assets less current liabilities) of $116.9 million, and availability of approximately $54.1 million under its secured line of credit.

Capital expenditures for the quarter ended September 30, 2025, were $1.4 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, October 21, 2025, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through October 28, 2025: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 5986682
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10203562/10011dd344e and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,585	$40,006
Trade receivables, net	35,243	35,229
Inventories	86,972	89,135
Other	14,567	8,002
Total current assets	175,367	172,372

NONCURRENT ASSETS:
Property, plant and equipment, net	36,440	36,212
Operating lease right-of-use assets	40,385	41,545
Other assets	29,282	32,357

TOTAL ASSETS	$281,474	$282,486

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$28,669	$25,617
Accrued liabilities	29,837	36,397
Total current liabilities	58,506	62,014

LONG-TERM LIABILITIES
Other liabilities	50,784	52,610
Total liabilities	109,290	114,624

SHAREHOLDERS' EQUITY	172,184	167,862

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$281,474	$282,486

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2025	2024
Net sales	$110,439	$104,007
Cost of goods sold	84,493	81,639
Gross profit	25,946	22,367
Selling, general and administrative expenses	16,959	16,320
Operating income	8,987	6,047
Other income (expense):
Interest income	391	—
Interest (expense)	—	(51)
Income before income taxes	9,378	5,996
Income tax provision	2,051	1,856
Net income and comprehensive income	$7,327	$4,140
Weighted average number of common shares outstanding:
Basic	5,307	5,203
Diluted	5,598	5,576
Earnings per share of common stock:
Basic	$1.38	$0.80
Diluted	$1.31	$0.74

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2025	2024
OPERATING ACTIVITIES:
Net income	$7,327	$4,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	836	929
Deferred income taxes	3,360	22
Stock-based compensation expense	1,117	1,138
Change in provision for losses on accounts receivable	36	(40)
Loss on disposal of assets	—	10
Changes in operating assets and liabilities	(8,562)	(3,801)
Net cash provided by operating activities	4,114	2,398
INVESTING ACTIVITIES:
Proceeds from sales of investments	—	1,155
Capital expenditures	(1,357)	(427)
Net cash (used in) provided by investing activities	(1,357)	728
FINANCING ACTIVITIES:
Dividends paid	(1,147)	(874)
Treasury stock purchases	(1,130)	—
Proceeds from line of credit	—	102,851
Payments on line of credit	—	(104,092)
Proceeds from issuance of common stock	30	—
Shares withheld for tax payments on vested shares and options exercised	(1,931)	(32)
Net cash (used in) financing activities	(4,178)	(2,147)
(Decrease) increase in cash and cash equivalents	(1,421)	979
Cash and cash equivalents at beginning of the period	40,006	4,761
Cash and cash equivalents at end of the period	$38,585	$5,740

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com